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                                                                  EXHIBIT 11(1)
                         CREDIT ACCEPTANCE CORPORATION

                        STATEMENT OF COMPUTATION OF NET
                            INCOME PER COMMON SHARE
                                  (Unaudited)



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
(Dollars in thousands, except per share data)           THREE MONTHS ENDED               SIX MONTHS ENDED
                                                        ------------------               ----------------
                                                              JUNE 30,                        JUNE 30,
                                                              --------                        --------
                                                         1995         1996               1995         1996
                                                         ----         ----               ----         ----
Actual

Net income ..................................     $     7,027  $    10,137        $    13,198  $    19,325

Weighted average common shares outstanding...      41,296,650   45,576,894         41,296,650   45,540,966

Common stock equivalents ....................       1,210,579      903,074          1,185,702      917,072


Weighted average common shares and
  common stock equivalents ..................      42,507,229   46,479,968         42,482,352   46,458,038
                                                   ----------   ----------        -----------  -----------

Net earnings per share ......................     $       .17   $      .22        $       .31  $       .42
                                                  ===========   ==========        ===========  ===========


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